UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2013 (January 17, 2013)

AMSURG CORP.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee		37215
(Address of Principal Executive Offices)		(Zip Code)

(615) 665-1283

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 The Board of Directors of AmSurg Corp. (the “Company”) has appointed Phillip A. Clendenin, 49, as Executive Vice President of Operations, effective February 4, 2013.  Mr. Clendenin has served as the Company’s Senior Vice President of Corporate Services since March 2009.  Prior to joining the Company, Mr. Clendenin served as Chief Executive Officer of the River Region Health System in Vicksburg, Mississippi for Community Health Systems (and Triad Hospitals prior to its acquisition by Community Health Systems) from July 2001 to July 2008.  Mr. Clendenin previously held management positions with Triad Hospitals, HCA and National Medical Enterprises. Mr. Clendenin received his B.S. in business administration from the University of Tennessee at Martin, and holds a master’s degree in health administration from Washington University School of Medicine.

There are no arrangements or understandings between Mr. Clendenin and any other person pursuant to which he was selected as an officer. There is no family relationship between Mr. Clendenin and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which Mr. Clendenin has an interest requiring disclosure under Item 404(a) of Regulation S−K.

Item 8.01. Other Events.

In connection with Mr. Clendenin’s promotion, the Company’s Board of Directors has appointed Shawn Strash as Senior Vice President of Corporate Services, effective February 4, 2013.  Prior to joining the Company, Mr. Strash held management positions with HCA, Community Health Systems (and Triad Hospitals prior to its acquisition by Community Health Systems) and Vanguard Health Systems. A seasoned healthcare executive with over 20 years of experience, Mr. Strash received his bachelor’s degree from the University of Ottawa, holds a master’s degree in healthcare administration from the University of Ottawa and a master’s degree in business administration from the University of Texas at San Antonio.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Claire M. Gulmi

Executive Vice President and
Chief Financial Officer
(Principal Financial and Duly Authorized Officer)

Date:   January 18, 2013